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                                                                 Exhibit (10)(a)
                                                                 ---------------

                         FERGUSON & COMPANY LETTERHEAD


                               November 12, 1997



Board of Directors
Anson Savings Bank, SSB
211 South Greene Street
Wadesboro, NC 28170

Dear Directors:

     This letter sets forth the agreement between Anson Savings Bank, SSB ("Anson" or "Bank"), Wadesboro, North Carolina, and Ferguson & Company, ("F&C"), Hurst, Texas, under the terms of which Anson has engaged F&C, in connection with its conversion from mutual to stock form, to (1) determine the pro forma market value of the shares of common stock to be issued and sold by Anson or its holding company; and (2) assist Anson in preparing a business plan to be filed with the application for approval to convert to stock.

     F&C agrees to deliver the written valuation and business plan to Anson at the above address on or before a mutually agreed upon date and to meet and consult with the Board of Directors of Anson with regard to both the written valuation and the business plan. Further, F&C agrees to perform such other services as are necessary or required in connection with comments from the applicable regulatory authorities relating to the business plan and appraisal and the preparation of appraisal updates as requested by Anson or its counsel. It is understood that the services of F&C under this agreement shall be limited as herein described.

     F&C's fee for the business plan and initial appraisal valuation report and any required updates shall be $25,000 ($10,000 for the business plan and $15,000 for the appraisal). In addition, Anson shall reimburse F&C for all out-of-pocket expenses. Payment under this agreement shall be made as follows:

     1.   Upon execution of this engagement letter -- $7,500;
     2.   Upon issuance of the business plan -- $7,500;
     3.   Upon issuance of the appraisal -- $7,500; and
     4.   Upon completion of the conversion -- $2,500.
     5.   Out-of-pocket expenses are to be paid monthly.

     If, during the course of Anson's conversion, unforeseen events occur so as to change materially the nature or the work content of the services described in this contract, the terms of the contract shall be subject to renegotiation.
Such unforeseen events shall include, but not be limited to, major changes in the conversion regulations, appraisal guidelines or processing
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Board of Directors
November 12, 1997
Page 2

procedures as they relate to conversion appraisals, major changes in Anson's management or operating policies, execution of a merger agreement with another institution prior to completion of conversion, and excessive delays or suspension of processing of conversions by the regulatory authorities such that completion of Anson's conversion requires the preparation by F&C of a new appraisal report or business plan, excluding appraisal updates during the course of the engagement.

     To induce F&C to provide the services described above, Anson hereby agrees as follows:

     1. Anson shall supply to F&C such information with respect to its business and financial condition as F&C reasonably may request in order to make the aforesaid valuation. Such information made available to F&C shall include, but not be limited to, annual financial statements, periodic regulatory filings, material agreements, debt instruments and corporate books and records.

     2. Anson hereby represents and warrants, to the best of its knowledge, that any information provided to F&C does not and will not, at any time relevant hereto, contain any misstatement or untrue statement of a material fact or omit any and all material facts required to be stated therein or necessary to make the statements therein not false or misleading in light of the circumstances under which they were made.

     3. Anson shall indemnify and hold harmless F&C and any employees of F&C who act for or on behalf of F&C in connection with the services called for under this agreement, from and against any and all loss, cost, damage, claim, liability or expense of any kind, including reasonable attorneys fees and other expenses incurred in investigating, preparing to defend and defending any claim or claims (specifically including, but not limited to, claims under federal and state securities laws) arising out of any misstatement or untrue statement of a material fact contained in the information supplied by Anson to F&C or by an omission to state a material fact in the information so provided which is required to be stated therein in order to make the statement therein not false or misleading.

     4. F&C shall not be entitled to indemnification pursuant to Paragraph 3 above with regard to any claim arising where, with regard to the basis for such claim, F&C had knowledge that a statement of a fact material to the evaluation and contained in the information supplied by Anson was untrue or had knowledge that a material fact was omitted from the information so provided and that such material fact was necessary in order to make the statement made to F&C not false or misleading.
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Board of Directors
November 12, 1997
Page 3


     5. F&C additional shall not be entitled to indemnification pursuant to Paragraph 3 above notwithstanding its lack of actual knowledge of an intentional misstatement or omission of a material fact in the information provided if F&C is determined to have been negligent or to have failed to exercise due diligence in the preparation of its valuation.

     Anson and F&C are not affiliated, and neither Anson nor F&C has an economic interest in, or held in common with, the other and has not derived a significant portion of its gross revenue, receipts or net income for any period from transactions with the other.

     In order for F&C to consider this proposal binding, please acknowledge your consent to the foregoing by executing the enclosed copies of this letter and returning one copy to us, together with a check payable to Ferguson & Company in the amount of $7,500. The extra copy is for your conversion counsel.

                                    Yours very truly,



                                    Robin L. Fussell
                                    Principal

Agreed to ($7,500 check enclosed):

Anson Savings Bank, SSB
Wadesboro, North Carolina


By:
   --------------------------------
     Eugene M. Ward, President